EXHIBIT 15

February 10, 2010

Tidewater Inc.

609 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Tidewater Inc. and subsidiaries for (a) the three-month periods ended June 30, 2009 and 2008, and have issued our report dated July 29, 2009; (b) the three- and six-month periods ended September 30, 2009, and 2008, and have issued our report dated October 29, 2009; and (c) the three- and nine-month periods ended December 31, 2009 and 2008, and have issued our report dated February 2, 2010. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009, September 30, 2009 and December 31, 2009 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana